CONVENIENCE TRANSLATION

SERVICE AGREEMENT

Between Linde Holding GmbH
- hereinafter the "Company" -

represented by the Supervisory Board,

and

Mr. Sanjiv Lamba, born on 12 September 1964
- hereinafter the "Contractual Partner" -

the following Management Board Member Service Agreement (Geschäftsführeranstellungsvertrag) is concluded:

§ 1

1)
The Contractual Partner is together with the other Management Board members jointly responsible for the overall management of the Company. His rights and duties as duly appointed Management Board member of the Company are contained in the law, the articles of association, the rules of procedure of the Management Board and the Supervisory Board of the Company as applicable from time to time, the resolutions of the Supervisory Board and this service agreement.

2)
The Contractual Partner has been duly appointed as member of the Management Board. In accordance with the Supervisory Board Resolution dated 29 August 2019, this service agreement is entered into for the period from 1 October 2019 until 8 March 2024.

3)	The Contractual Partner shall represent the Company jointly with another Management Board Member or a person having general signing power (Prokurist).
§ 2

1)
The Contractual Partner has a duty to act in the best interest of the Company. He shall devote his work efforts solely to Linde plc, the Company and companies affiliated therewith and shall uphold and promote its interests to the best of his ability. In making decisions, he may not pursue personal interests and take personal advantage of business opportunities to which the Company is entitled.

2)
Due to the Contractual Partner’s position at the Company it is not permitted that he operates additional businesses for himself or on account of others nor that he holds participations in other companies except as for the purposes of a private financial Investment. A participation shall be deemed to be a private financial investment if it does not entitle the Contractual Partner to influence the bodies of the Company in which the Contractual Partner holds the participation.

3)	The Contractual Partner may not in connection with his engagement demand or accept for himself or for third persons gifts or other benefits or grant undue advantages to third persons.

4)	The Contractual Partner may only accept offices on supervisory boards or advisory boards in other companies as well as ancillary jobs upon approval of Linde plc.

5)
The Contractual Partner has a duty to keep confidential all confidential Information and secrets of the Company and any of its affiliated companies. This duty shall continue to be in effect after termination of this service agreement. Statutory disclosure obligations remain unaffected.

6)
The Contractual Partner is, also after the termination of the service relationship, at any time obliged (under disclosure of all his knowledge and the surrender of all – also electronic – business documents, letters, notes, e-mails, messages, videos, pictures, drawings and drafts including own notes of business nature) to cooperate in any investigation of clarification of factual circumstances, with respect to which the Company or any of its affiliated companies has a legitimate interest, and to cooperate in any respective internal or external interviews or procedures.

7)
The Contractual Partner shall promptly inform Linde plc in writing concerning the purchase or sale of shares in Linde plc or purchase or sale of options thereof in accordance with the respective statutory rules and the respective internal regulations as applicable at Linde plc. This also applies to similar transactions by persons closely connected to the Contractual Partner.

§ 3
For his services, the Contractual Partner shall receive compensation pursuant to the following provisions:

1)
The Contractual Partner shall receive a fixed salary in the amount of gross Euro 664,000 (in words: Euro sixhundredandsixtyfourthousand) (Base Salary), payable in twelve equal monthly installments at the end of each month.

2)
The Contractual Partner shall further receive an annual bonus (“Short-Term Incentive, STI”). The target percentage of the annual bonus in case of 100 percent target achievement amounts to 70 percent of the annual Base Salary. The potential grade of target achievement shall range between 0 percent and 200 percent. In addition, a component reflecting the individual performance (“Individual Performance Factor, IPF”) shall apply. For further details, the documentation “Linde plc Equity Awards and Annual Variable Compensation” and “2019 Annual Variable Compensation Performance Goals”, which have already been handed over, are referred to.

3)	If the service relationship begins or ends during an ongoing financial year, the annual Base Salary and the annual bonus shall be granted on a pro rata temporis basis.

4)
The Company also plans to allow the Management Board members to participate in the company's success through a risk-based compensation program with a long-term incentive impact. (“Linde plc Long-Term Incentive, LTI-Program”). The Contractual Partner shall be eligible to participate in such LTI-Program. The calculation basis for the LTI, which was granted to the Contractual Partner on 20 March 2019, amounts to USD 2,700,000.-. For this grant, the conditions as determined in the plan rules shall apply. The LTI-Program shall be voluntary and be subject to future amendments. Further, the LTI-Program and any additional grants shall be subject to the decision of the Compensation Committee of Linde plc. For details, the documentation “Linde plc Equity Awards”, which have already been handed over, are referred to.

5)
The remuneration system and the compensation of the Contractual Partner pursuant to 1) to 4) shall be reviewed by the Supervisory Board in regular intervals and, as the case may be, shall be newly determined taking the respective decisions of the Compensation Committee of Linde plc into account.

6)	The Supervisory Board is entitled to grant to the Contractual Partner an additional incentive for any extraordinary performance. The decision shall be in the sole discretion of the Supervisory Board.

7)
The payments made to the Contractual Partner pursuant to this § 3 are also deemed as compensation for all functions and tasks that the Contractual Partner performs for other Linde companies and in companies in which Linde Holding GmbH or a company which is affiliated with the Company holds a significant participation, (e.g. in boards of directors, supervisory boards, advisory boards, administrative boards etc.). In the event the Contractual Partner receives additional income directly by the above mentioned affiliated companies, the Contractual Partner shall, in due time prior to the payment, declare a waiver vis-à-vis the respective companies and inform the Company accordingly.

8)	The Contractual Partner agrees to the disclosure of his individual payments in the Notes to the Annual/Group Financial Statements according to the regulation of the German Commercial Code (HGB).
§ 4

1)	In the event of temporary work disability, the Company shall continue to make payments set out in § 3 up to a period of six months, but no longer than the termination of this service agreement.

2)
If the Contractual Partner ceases to be engaged by the Company during the term of this Agreement due to death or work disability, he or his heirs shall be entitled to the salary pursuant to § 3 (1) for the month in which this service agreement terminates as well as for the six following months. In addition, he or his heirs shall be entitled to a prorated amount of the annual bonus (§ 3 (2)) reflecting that part of the year in which the Contractual Partner was actively engaged.

3)	The Contractual Partner shall undergo a thorough physical examination at regular intervals, usually once every year, at the expense of the Company.
§ 5

1)
Reasonable expenses for travel, food, and miscellaneous expenditures, incurred in the interest of the Company shall be reimbursed to the Contractual Partner according to the Company's Travel Expenses Guidelines for Executive Board Members and Management Board Members, as amended from time to time.

2)	The Company shall insure the Contractual Partner until expiration of his Office as a Management Board member against accidents.
The coverage currently amounts to
for the event of death        Euro 1,100,000,
for the event of disability    Euro 1,600,000.
The Insurance premium shall be taxed as a fringe benefit in accordance with applicable laws.

3)	Linde plc has entered into a D&O damage-liability Insurance for company managers.

4)
The Company shall provide the Contractual Partner an appropriate company car for work and private use according to the terms of the Company Car Regulation until the termination of his appointment as Management Board Member in accordance with the company car policy. The company car policy forms part of this agreement. In case of termination of the appointment as Management Board Member, the company car provided to the Contractual Partner must be returned at the seat of the Company without undue delay and in an orderly condition, together with all equipment. The Contractual Partner shall have no right of retention in respect of the company car.

§ 6

1)	The Contractual Partner is entitled to an annual vacation of 30 working days, which shall be taken in different parts.

2)
If the Contractual Partner does not use his vacation days for reasons relating to work or to his person by the end of the calendar year, the vacation shall be transferred into the following year. Entitlement to vacation shall cease to exist upon expiration of 30 June of the following calendar year.

§ 7

1)	This service agreement is, subject to paragraph 2) below, entered into for a fixed term beginning on 1 October 2019 and ending on 8 March 2024.

2)
In the event that the appointment of the Contractual Partner as a member of the Management Board of the Company ends prior to 8 March 2024, this service agreement shall - after expiry of the notice period set out in Section 622 of the German Civil Code (BGB) - also end without explicit notice of termination and irrespective of the existence of a termination right of the Company according to Section 626 of the German Civil Code. In the event the appointment of the Contractual Partner as a member of the Management Board is revoked by the Company, the Contractual Partner is entitled to a settlement payment according to §14 (1) subject to the requirements set out therein.

3)
In the event of a termination of the appointment as Management Board Member, in particular in case of a revocation of the appointment or a resignation from office, the Company has the right to immediately release the Contractual Partner from active duty against payment of the Base Salary pursuant to § 3 (1) of this agreement.

4)	The right of both parties to terminate this agreement for good cause remains unaffected. Each notice of termination requires written form.
§ 8

1)
Upon request or in case of a termination of his services unsolicited, the Contractual Partner shall completely and unconditionally return to the Company all documents, paperwork, emails, messages, videos, pictures, drawings and frats including his own business related notes regarding his official work (together referred to as "Business Documents") as well as any data carriers which contain Business Documents. Business Documents in electronic form which are stored on private computers of the Contractual Partner are to be returned to the Company on a data carrier and subsequently to be deleted on the private computer. The right to recover possession is not subject to a right of retention and also applies towards a legal successor of the Contractual Partner. In case of a termination of his services, the Contractual Partner will further without request return all other objects (in particular: keys, access cards, credit cards, notebooks, tablets, mobile phones) which belong to the Company or a group company or for which the Company or a group company has the right of disposal completely and in proper condition at the Company's seat. A right of retention with respect to such objects is excluded. The right to recover possession of such objects also applies towards a legal successor of the Contractual Partner.

2)
Upon termination of his services, the Contractual Partner will delete all private emails (including attachments), other private data as well as any private voice messages, recordings or pictures (e.g., in mailbox systems of the Company or on his business phone) that he Contractual Partner is aware of (referred to as "Private Data"). The Contractual Partner hereby consents to a deletion of Private Data which has not been deleted or which is received by the Company after the Contractual Partner's departure, after the Company has inspected the data and come to the decision that the data is not business related, but of a private nature.

§ 9
The Contractual Partner agrees to give the Company prompt notice of his technical or organizational inventions, discoveries, as well as improvements, in the working areas of the Company, understood in the broadest sense, and shall make them available to the Company. To the extent intellectual property rights are granted for such inventions, these rights shall be automatically transferred to the Company. The Company shall obtain such rights at no costs and shall not owe any consideration for such.
§ 10

1)
The Company will process and store personal data of the Contractual Partner (e.g., name, nationality, entry date, salary) to the extent that this is required for the service relationship and his appointment as member of the Management Board. The personal data will be stored in a separate data base to which only a small number of selected employees of the Company have access. The Company complies with the statutory retention periods. Personal data can be made available to employees of the Company or of affiliated companies within the European Union for the named purposes if this is reasonable. The Company reserves the right to use data processors to process personal data. Under applicable statutory provisions, the Contractual Partner has the right to be informed about the data which is stored about him by the Company and the rights to correction, deletion, restriction of processing and objection against processing as well as the right of data portability.

2)
In order to prevent serious damages (in particular in case of a suspicion of a compliance breach or a breach of competition law) or to assess and enforce civil law claims against third parties or board members of the Company, it may become necessary - in the individual case - to save, search or evaluate data including emails of the Contractual Partner. In addition, it may become necessary to use the results vis-a-vis the supervisory board or in court or to grant access to the data to authorities if they are involved in clarifying the accusations. To the extent possible, data which apparently of a private nature will be excluded from the evaluation. Any measures under this paragraph will be coordinated with the data protection officer prior to the execution and the Contractual Partner will by informed about such measures either prior to the search or immediately thereafter.

§ 11

1)
For a period of two years after termination of the engagement at the Company, the Contractual Partner agrees without the prior written consent of the Company neither to accept employment at, nor directly or indirectly own an interest in, nor assist or support a competitive company (Air Liquide, Air Products, Tayo Nippon Sanso, Messer und Yingde) in any form. This post-contractual non-compete obligation refers to (i) all areas of business in which Linde plc. and the Company are active at the point in time in which the service agreement ends (material scope) and (ii) the whole regional area in which Linde plc. and the Company are active at the point in time in which the service agreement ends (regional scope).

2)
For compliance with this competition restriction the Company shall pay the Contractual Partner for a period of two years a compensation in the amount of 50 % of the fixed monthly salary pursuant to § 3 (1) of this agreement. The compensation shall be paid in monthly installments at the end of a month.

3)
If the contract is terminated due to breach of contract by the Contractual Partner, the Supervisory Board shall in its free discretion decide whether and in what amount the Contractual Partner shall receive a compensation. If the contract is terminated due to a reason for which the Contractual Partner is not responsible, the Supervisory Board shall agree to an amicable rescission of the competition restriction, unless in a specific case significant interests of the Company would prevent such.

4)
The offset of any other income against the compensation is governed by Section 74(c) of the German Commercial Code. Other income resulting from activities in supervisory or advisory boards, shall not be offset within the meaning of Sentence 1 above. Pension payments by the Company under § 13 shall be fully offset against the compensation.

5)
Upon breach of the competition restriction, the Company is entitled to claim liquidated damages in the amount of Euro 100,000.00 (in words: Euros one hundred thousand) without the requirement of a proof of damages resulting from the breach of the competition restriction, provided that the liquidated damages may be claimed in addition to the statutory damage claims and alternatively instead of the claim for performance.

6)
The Company may waive its claim to the competition restriction by written notice before or concurrently with the termination of the service agreement with the consequence that the duty to pay compensation shall cease to exist beginning six months following such notice. If the service agreement expires upon or after completion of 62 years of age or is terminated by the Company for cause, the Company shall immediately be released from the duty to pay compensation, provided that the Company waived its claims to the competition restriction before or concurrently with the termination of the service agreement.

§ 12

1)
a)     If the Contractual Partner during his engagement at the Company becomes permanently work disabled due to sickness or other grounds or the service agreement expires upon or after completion of 65 years of age, the Contractual Partner shall receive a lifelong pension payable in monthly (at the end of a month) instalments equalling 20 % of the last monthly salary paid pursuant to § 3 (1) of this agreement. The monthly salary shall be the base salary pursuant to § 3 (1) divided by 12.

b)     This pension shall increase by 2 % of the monthly salary for each completed year after the Contractual Partner was appointed as member of the Executive Board of Linde AG on 9 March 2011; the maximum pension for fifteen or more completed years the Contractual Partner served shall therefore equal 50 % of the last paid monthly salary.
c)     Only the years served prior to the time of retirement shall be deemed as service years within the meaning of § 12 (1) b, but however no longer than the Contractual Partner reaches 65 years of age.

2)	Payment of the pension shall begin at the time at which the contractual payments based on the provisions contained in the service agreement end.
Claims for payment of the pension or compensation to heirs shall expire upon expiration of the month in which the requirements for payment of the pension cease to exist.

3)
The pension of the Contractual Partner shall be adjusted annually in accordance to the changes in the consumer price index as determined by the Federal Office of Statistics (Statistisches Bundesamt). The adjustment shall be made at the beginning of each calendar year, starting with the beginning of the first calendar year commencing after the retirement.

4)
Upon death of the Contractual Partner during his active engagement, his wife who at the time is living with him in a valid marriage shall receive a lifelong pension in the amount of 60 % of the pension which the Contractual Partner received or would have received if at the time of his death he would have been work disabled.

Upon death of the Contractual Partner after retirement, his widow shall be entitled to pension if the marriage existed at least five years before retirement. The widow's pension shall end upon expiration of the month in which the widow remarries. If the wife is more than 15 years younger as the Contractual Partner, the widow's pension shall be reduced by 5 % for each full year that this age difference is exceeded. This reduction shall not apply if the marriage existed at least 15 years at the time retirement commenced.

5)
a)    Upon death of the Contractual Partner, each of the natural children of the Contractual Partner and the children adopted before retirement shall receive an orphan pension of 10 % of the pension claim the Contractual Partner received or would have received if he at the time of death would have been work disabled. If the children left behind are full orphans and younger than 18 years of age, a child having a claim shall receive one-fourth, two children having a claim shall receive three-eighths, and three or more children with claims shall receive a total of one half of the pension to which the Contractual Partner would have been entitled.

b)     After the age of 18 is reached, orphan pension payments shall continue until the education of the child is completed but no longer than until the completion of 27 years of age, provided that a proof of an ongoing education is given.
c)    Orphan pension payments shall be made to persons having custody until majority age. Upon reaching of majority age, the Supervisory Board shall decide in its free discretion who has the right to receive the payment.

6)
The total amount of pension payments for the heirs shall not exceed the full amount of pension for the Contractual Partner. Any reduction of the exceeding amount shall be prorated among the specific payments.

7)	The terms of the above § 12 (3) apply for the pension payments to the heirs correspondingly.

8)
If the Contractual Partner has claims for pensions arising out of previous employment or service agreements, this includes also previous employment agreements with BOC, then such claims shall not be offset against the pension according to this service agreement. This does also apply to payments by Inland state pensions as well as state pensions abroad, a life Insurance (befreiende Lebensversicherung) or other professional pension agencies whose membership is not subject to the duty to insure. Together with this service agreement claims for pensions against Linde AG are transferred to the Company under the Agreement Company Pensions.

9)
If the Contractual Partner is no longer employed by the Company before retirement, he or his heirs shall retain a vested right in Company pension payments in the amount required by law, provided that the requirements for an irrevocable vested right (unverfallbare Anwartschaft) according to Section 1b para. 1 of the Act for Improvement of the Company Old-Age Pension (Gesetz zur Verbesserung der betrieblichen Altersversorgung) are given at the time of the retirement.

10)
The Company agrees to insure the regular payments and the irrevocable vested right in pension payments up to the highest amount possible at the pension assurance association (Pensions-Sicherungs-Verein) in the event of the Company's insolvency. Moreover, the Contractual Partner shall be granted a claim to contractual insolvency insurance in connection with a Contractual Trust Arrangement (CTA).

11)
For the term in which pension is paid, the pension recipients shall provide the Company with the income tax attributes and shall give prompt notice of changes in person or family status or determination of disability by the social Insurance company of the Company.

§ 13

1)	If the service agreement of the Contractual Partner ends because
a)    this service agreement is not extended beyond 8 March 2024 (§ 7 (1)), or
b)    the appointment as a member of the Management Board ends prematurely (§ 7 (2)), without the Company being entitled to terminate the service agreement for cause within the meaning of Section 626 of the German Civil Code;
the terms for pension payments shall be as follows:
Upon termination of office upon or after completion of 55 years of age and after having served at least ten years as a member of the Executive Board of Linde AG and as a member of the Management Board of the Company, the Contractual Partner shall immediately receive a monthly lifelong pension pursuant to § 12 of this agreement.

2)
Until completion of 65 years of age, the Contractual Partner must accept the offset against pension payments of such payments he receives from other regular employment (exception: compensation as member of a supervisory board, administration board or advisory boards or from other comparable mandates within Germany or abroad) to the extent such payments together with the pension exceed the total amount of payments last received by the Company.

The Contractual Partner agrees upon termination of his Office as Management Board member of the Company to immediately resign from all functions held in bodies of Company subsidiaries.
§ 14
If the service agreement terminates before the agreed term of this agreement due to a revocation of the appointment of the Contractual Partner as a member of the Management Board by the Company, and if such termination is not based on grounds allowing the Company to terminate the service agreement for cause within the meaning of Section 626 of the German Civil Code, the Contractual Partner shall receive a settlement payment in accordance with the following provisions:

1)
The settlement payment amounts to two annual compensations (as defined below under 2)). If the remaining term of the service agreement is less than two years, then the settlement payment shall be reduced to the amount of the annual compensation for the time commencing with termination of the service agreement until the end of the original term of the service agreement.

2)
For the purposes of such settlement payment the amount of the annual compensation shall be the sum of the base salary pursuant to § 3 (1) and the annual bonus component pursuant to § 3 (2) without any benefits in kind or fringe benefits for the full financial year prior to the end of the Contractual Partner's membership in the Management Board. In the event that the annual compensation of the Contractual Partner in the current financial year in which the termination of office takes place is expected to be significantly higher or lower than the annual compensation for the last complete financial year, the Supervisory Board will decide in its free discretion upon an adjustment of the amount to be defined as annual compensation.

3)
The Contractual Partner shall not be entitled to any pension payments for the period, on the basis of which the settlement payment is calculated in accordance with § 14 (1) (i.e. a maximum of two years or a shorter remaining term of contract). The beginning of retirement within the meaning of § 12 shall consequently be deferred to the end of such period and such period shall not be deemed as years the Contractual Partner served (Dienstjahre) within the meaning of § 12 (1)b.

If the service agreement terminates prior to the end of the fixed term due to a revocation of the appointment of the Contractual Partner as a member of the Management Board between completion of 55 years of age and 63 years of age of the Contractual Partner or this service agreement is no extended beyond the end of the original fixed term and, in each case, the Contractual Partner is not responsible for this termination, the Contractual Partner shall, until pension payments commence, receive a liquidated transition benefit equaling 50 % of his last annual compensation (as defined in § 14 (2)).
§ 15

1)
Place of performance is the registered Office of the Company. The registered Office of the Company shall be the venue in the case of Section 38 para 3-No. 2 of the German Code of Civil Procedure (ZPO), i.e. especially in case the Contractual Partner is domiciled outside Germany.

2)	Amendments and Supplements to this agreement must be in writing. There are no present or future oral collateral agreements.

3)
If specific provisions of this agreement are or become legally invalid, the remaining provisions of this agreement shall not be affected. The parties agree to replace any invalid Provision with a valid Provision which most closely reflects the commercial intent of the parties. As long as such a Provision has not been stipulated, the invalid Provision, to the extent possible, is to be interpreted so that the intended commercial intent is achieved to the largest extent possible.

4)
The provisions of the current executive board member's service agreement with Linde AG including the amendment agreement regarding the deferral component of the variable compensation which has been granted for the financial years including 2018 continue to apply after the termination of the executive board member's service agreement with respect to the remuneration components covered by it. Apart from that, the executive board member's service agreement with Linde AG his hereby terminated and this service agreement replaces any current provisions which hereby cease to be applicable.

5)
This agreement is solely subject to the laws of the German Federal Republic. Enforcing claims under a summary civil procedure where plaintiff relies entirely on documentary evidence (Urkundenprozess) is prohibited.

6)	There are three original copies of this agreement. The chairman of the Supervisory Board, the Contractual Partner, and the Company each shall receive one copy.
(followed by signature page)

Pullach, 20/12/2019                Singapore, 20/12/2019
Place, Date                    Place, Date

/s/ Christoph Hammerl             /s/ Sanjiv Lamba
Chairman of the Supervisory Board        Contractual Partner
Linde Holding GmbH

/s/ Christoph Hammerl
Chairman of the Supervisory Board
Linde AG (in respect of § 15 (4))

Attachments
Company Car Policy

COMPANY CAR RULES
Members of the Executive Board

Convenience Translation Company Car Rules for Members of the Executive Board
1. Entitlement
1.1 Members of the Executive Board shall be provided with a company car.
1.2 The authorization for the acquisition (purchase or lease) and any sale of a car belonging to the Executive Board shall be given by the chairman of the Supervisory Board of the Company.
2. Selection of Model
2.1 The car model will be decided by the chairman of the Supervisory Board.
2.2 The same applies for the amount of special features with which the company car may be equipped.
2.3 If the car provided to the Executive Board member temporarily unable to be used, then a substitute car will be provided.
3. Operating Costs
3.1 All operating costs of the company car shall be borne by the Company. This includes fees for parking, street, toll, ferry boats and similar costs to the extent such are connected with business travel.
Operating costs do not include fees for warning and penalty payments which shall be borne by the driver himself.
3.2 Reimbursement for operating costs shall be given only in exchange for the corresponding receipt on which is noted the name of the Executive Board member and the official driving plate number of his company car.
4. Chauffeur
Members of the Executive Board are entitled to a chauffeur for all domestic and foreign business travel in which they also take part.
Convenience Translation Company Car Rules for Members of the Executive Board
5. Private Use
Private use of the company car shall be taxed as fringe benefits according to the applicable tax guidelines. In Germany, the monthly salary shall include fringe benefits currently calculated as follows:
– 1% of the company car’s list price including special features plus sales tax rounded down to the nearest full € 100,--
plus
– an amount of 0,03% of the list price for each kilometer distance between home and work place. This monthly figure is always to be applied if the company car can be used between home and the work place. It is irrelevant whether and how often the company car is actually used.
Special regulations which are linked to tax benefits may apply for externally chargeable electric and electrohybrid cars which are used as company cars. In case of lump-sum determination of countervailing benefits for these cars, only a percentage of 0.5 per cent instead of 1 per cent of the company car’s list price including special features plus value added tax rounded down to the nearest EUR 100 is used provided that the car concerned is acquired or leased.
6. Use by Third Persons
6.1 The company car may only be used by staff members of the company for business purposes and only with permission by the member of the Executive Board. For Company chauffeurs only instruction by the person responsible for the driver is required.
6.2 Loaning the company car to other third persons or use of the company car by other third persons is only permissible if
• the third person has a valid driver’s license, and
• the entitled person to drive participates in the trip.
In emergency situations, the spouse of the entitled person or the person living with the entitled person under marriage-like circumstances may drive the company car without the entitled person having to be present.
6.3 Third persons for purposes of this provision are deemed to be all persons who are not employed by Linde AG.
Convenience Translation Company Car Rules for Members of the Executive Board
7. Notice of Damages
The Executive Board member or the chauffeur, if driving, has a duty to promptly give notice to the insurance department of the Company of accidents, loss and damages to the company car for purposes of accident processing.
8. Company Car Insurance
Company cars within the meaning of this provision shall be fully insured with full property damage coverage
Munich, June 2019